Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 153584 on Form S-3 of our report dated June 10, 2010, relating to the statement of revenues and certain expenses of 303 Second Street property (which expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), appearing in Kilroy Realty, L.P.’S General Form for Registration of Securities on Form 10 filed on August 18, 2010 and Kilroy Realty Corporation’s Current Report on Form 8-K/A filed on June 11, 2010. We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

September 15, 2010